Ex-99.1

                              FOR IMMEDIATE RELEASE
             [Business Wire Reference 5489 2:11PM EST April 3, 2003]

Contact Information:
tds (Telemedicine) Inc.
Roger Coomber, CEO
Tel: 011-44-[0] 161-236-7850

TDS Telemedicine Releases Historical and Projected Financial Information

Newark, New Jersey, April 3, 2003 - tds (Telemedicine) Inc. (OTCBB: TDST)

NEWARK, New Jersey. (BUSINESS WIRE) April 3, 2003 - tds (Telemedicine) Inc. (OTCBB: TDST - News) announced the commencement of operations under the name tds Telemedicine on Thursday, February 13, 2003.

TDS Telemedicine established its telemedicine business in the United Kingdom in 1998 with the development of a proprietary method to store and forward diagnostic information electronically in the fields of dermatology and diabetic retinopathy. TDS, having initially commenced operations in North Western England, now operates nationally in the United Kingdom. The Company expects to commence telemedicine diagnostic services in dermatology and diabetic retinopathy by the end of the third quarter 2003 in the USA, which is approximately nine months later than originally anticipated.

On March 31, 2003, the Company reported that its audited financial results would be delayed until April 15, 2003. Apparently, the next day an independent third party investment advisory service not retained by or connected to the Company published the advisors own sales projections of Company operations.

These projections were not sponsored by the Company, incorrectly report the Company's 2002 sales and the advisors 2003 and beyond projections are too low as they appear to reflect only historical trends in the field of dermatology without reflecting the Company's diabetic retinopathy business.

The following information is provided to correct this prior erroneous third party information.

FINANCIAL INFORMATION
Historical Figures (TDS (UK)

TDS (UK) reported the following audited trading results, expressed in English Pounds Sterling in accordance with UK GAAP [English (pound)=US$1.57]. The consolidated audited results for tds (Telemedicine) Inc. in accordance with US GAAP and US Dollars are expected to be available within 10 days or so. These consolidated financial statements will reflect approximately $225,000 of costs relating to the start-up and establishment of the telemedicine diagnostic business in the USA which, under US GAAP, have been written off during the period in which they were incurred. The final audited statements will also reflect any other differences that may be prevalent under US GAAP such as the treatment of capital equipment leases.


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Year-ending December 31                      2001                2002
                                        --------------     --------------
Sales                                   (pound)753,255     (pound)737,954
Gross Profit                                   342,150            277,723
Net Profit (loss)                                3,810           (160,428)

Note: The Company has now changed its year end reporting to December 31st. All columns shown above represent full 12 months trading. The loss in CY2002 arises as a result of a number of issues. The two most significant are firstly the costs and time associated with the fund raising drive culminating in entry to the US OTCBB market, and secondly, the development of a new and exciting second telemedical product. The creation of a diabetic retinopathy service along similar lines to the existing dermatology service will ensure significant market opportunities in both the USA and the UK and will strengthen the long-term future of the Company.

Projected Figures (Combined USA and United Kingdom Operations)

The following are the unaudited projected consolidation of both the Company's United Kingdom and US operations in the field of dermatology and diabetic retinopathy. The Company expects to commence telemedicine diagnostic services in dermatology and diabetic retinopathy in the USA in the third quarter 2003.

Year ending December 31                2003             2004             2005
                                    ----------       ----------       ----------
Sales                               $2,254,000       $5,142,000       $9,586,000
Gross Profit                         1,237,000        2,846,000        5,072,000
Net Profit before Tax                  121,000          749,000        1,763,000

Note: Based on US Dollars at a conversion of English(pound)=US$1.57.

            Roger Coomber, TDS Managing Director said, "The Company has invested to be able to demonstrate the provision of diabetic retinopathy screening services using the Company's same proven telemedicine diagnostic service format to reach patients with or at risk of diabetes. Our loss in 2002 reflects this investment as well as our continuing investment in starting operations in the United States. The Company expects to achieve these projected results in 2003, 2004 and 2005 by continuing the expansion of its operations in the United Kingdom in diabetic retinopathy, coupled with the Company's commencement of operations in the U.S. before the end of the second quarter in both dermatology and diabetic retinopathy."

            Diabetic retinopathy is one method to assess and diagnose diabetes in which a medical specialist examines the retina of a patient's eye and measures the blood vessels contained on the surface of the retina. The problem has been that such specialists trained to interpret these images are few and typically located only in major urban teaching hospitals.

      The Company is engaged in the diagnostic telemedicine services business. Its wholly owned subsidiary tds (Telemedicine) Limited has been in operation in the United Kingdom since January 1998 and the Company expects to commence operations in Texas in the third quarter of 2003. The Company's common stock trades on the OTCBB under the trading symbol TDST. The Company's web page is www.tds-telemed.com.


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Forward Looking Statements: Some of the statements in this news release are forward looking statements and we caution our shareholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the success of the Company in expanding the telemedicine diagnostic service business to the United States, the effects of various health care rules and regulations, the Company's ability to obtain necessary funding when needed, and other business factors. Investors should also review other risks and uncertainties discussed in Company documents filed with the Securities and Exchange Commission.


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